UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV		89501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Eldorado Resorts, Inc., a Nevada corporation (“ERI” or the “Company”), Eagle I Acquisition Corp., a Delaware corporation (“Merger Sub A”) and a wholly-owned subsidiary of ERI, Eagle II Acquisition Company LLC, a Delaware limited liability company (“Escrow Issuer”) and a wholly-owned subsidiary of ERI, and Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”), entered into a merger agreement (the “Merger Agreement”) on September 19, 2016 providing for a series of mergers (the “ERI-Isle Merger”) that will result in Isle becoming a wholly-owned subsidiary of ERI. On March 13, 2017, ERI announced that it and Escrow Issuer intended to engage in certain financing transactions in connection with the ERI-Isle Merger. Set forth below is certain information provided to potential lenders in the proposed financing. Unless the context otherwise requires, references in this current report on Form 8-K to the ‘‘Registrant,’’ ‘‘ERI,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Eldorado Resorts, Inc. and its consolidated subsidiaries, including Isle and its subsidiaries following consummation of the ERI-Isle Merger.

Business strengths & strategies

Increased scale and financial profile

We believe that the ERI-Isle Merger will combine two complementary regional gaming asset portfolios that will strengthen the financial profile and enhance the size, scale and diversification of the combined company. We anticipate that the ERI-Isle Merger will provide an enhanced footprint for the combined company in attractive markets by doubling the gaming geographies of operation from five to ten and almost tripling the number of properties from seven to nineteen. We also anticipate that the ERI-Isle Merger (after giving effect to the Isle Property Dispositions) will strengthen our financial profile, creating a combined company with approximately $1.7 billion of net revenues for the year ended December 31, 2016 after giving pro forma effect to the ERI-Isle Merger (a 94% increase from ERI on a standalone basis) and $394.2 million of combined Adjusted EBITDA for the year ended December 31, 2016 after giving effect to expected cost synergies of $35 million (a 135% increase from ERI on a standalone basis), making the combined company the nation’s second largest regional owner-operator of self-owned casinos based on net revenues for the year ended December 31, 2016 and third largest in terms of Adjusted EBITDA for the year ended December 31, 2016.

In addition, after giving effect to the ERI-Isle Merger and the Isle Property Dispositions, the combined company is anticipated to have, in the aggregate, approximately 6,550 hotel rooms (a 35% increase from ERI on a standalone basis), approximately 560 table games (a 92% increase from ERI on a standalone basis) and approximately 20,100 slot machines and VLTs (a 105% increase from ERI on a standalone basis).

Increased scale and diverse portfolio across key geographic markets and customer segments

We are geographically diversified across the United States. After giving pro forma effect to the ERI-Isle Merger, no single state accounted for more than 18% of our combined adjusted property EBITDA for the year ended December 31, 2016. Our customer pool draws from a diversified base of both local and out-of-town patrons. For example, approximately 20% of our customer base at Eldorado Reno is local, while 80% visit from out-of-town and utilize our hotel, restaurants and other amenities for a full-service gaming experience. We have also initiated changes to our marketing strategy to reach more potential customers through targeted direct mailings and electronic marketing. We believe we have assembled a platform on which we can continue to grow and provide a differentiated customer experience.

Opportunity to generate operational efficiencies

We intend to implement our strategy of focusing on margin enhancement and customer service and experiences across the portfolio by marrying best practices from both companies. Led by our proven gaming, hotel management and food and beverage teams with a long-term record of operating execution and integration of acquired properties, we believe that ERI will be positioned for long-term success. Combining the assets, management, personnel, operations and other resources of these two organizations is expected to create substantial near- and long-term synergies. Meaningful potential cost savings are anticipated by consolidating public company, administrative and other costs. We currently expect to achieve approximately $35 million in cost synergies as a result of the ERI-Isle Merger, which is expected to be realized within the first year following completion of the ERI-Isle Merger.

Significant free cash flow generation

We believe that the transaction will be accretive to ERI’s free cash flow, which we define as Consolidated Adjusted EBITDA less maintenance capital expenditures, cash taxes and cash interest expense, inclusive of anticipated cost synergies of approximately $35 million in the first year following the completion of the transaction and giving effect to the Isle Property Dispositions. Notably, after giving effect to the ERI-Isle Merger and the Refinancing Transactions, and the cost synergies of approximately $35 million expected to be realized within the first year following completion of the ERI-Isle Merger, we expect our net leverage ratio to be approximately 5.4x at closing based on the combined Adjusted EBITDA of ERI and Isle for the year ended December 31, 2016. We plan to use the free cash flow expected to be generated by the combined company to reduce leverage and pursue future growth opportunities.

Proven ability of successful integration

We have demonstrated our ability to successfully execute complementary acquisitions of regional gaming and entertainment destinations. For example, our acquisition of MTR Gaming Group, Inc. (“MTR Gaming”) in September 2014 and our acquisition of the 50% remaining interest in the Silver Legacy Resort Casino and Circus Circus Reno (“Circus Reno”) in November 2015 illustrate our ability to successfully integrate operations and realize synergies.

Continued focus on personal service and high quality amenities

We focus on customer satisfaction and delivering superior guest experiences. We seek to provide our customers with an extraordinary level of personal service and popular gaming, dining and entertainment experiences designed to exceed customer expectations in a clean, safe, friendly and fun environment. Our senior management is actively involved in the daily operations of our properties, frequently interacting with gaming, hotel and restaurant patrons to ensure that they are receiving the highest level of personal attention. Management believes that personal service is an integral part of fostering customer loyalty and generating repeat business. We continually monitor our casino operations to react to changing market conditions and customer demands. We target both premium-play and value-conscious gaming patrons with differentiated offerings at our state-of-the-art casinos, which feature the latest in game technology, innovative bonus options, dynamic signage, customer-convenient features and non-gaming amenities at a reasonable value and price point.

Management team with deep gaming industry experience and strong local relationships

We have an experienced management team that includes, among others, Gary Carano, our Chief Executive Officer and the Chairman of the Board, who has more than thirty years of experience in the gaming and hotel industry. Mr. Carano was the driving force behind ERI’s development and operations in Nevada and Louisiana and ERI’s acquisition of MTR Gaming and Circus Reno. In addition to Gary Carano, our senior executives have significant experience in the gaming and finance industries. Our extensive management experience and unwavering commitment to our team members, guests and equity holders have been the primary drivers of our strategic goals and success. We take pride in our reinvestment in our properties and the communities we support along with emphasizing our family-style approach in an effort to build loyalty among our team members and guests. We expect to continue to focus on the future growth and diversification of our company while maintaining our core values and striving for operational excellence.

Item 8.01.	Other Events.

On March 13, 2017, the Company issued a press release announcing that Escrow Issuer intends to offer $375,000,000 aggregate principal amount of senior notes due 2025. A copy of the press release is attached as Exhibit 99.2 hereto and is hereby incorporated in reference to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Unaudited pro forma condensed combined financial statements.

99.2	Press Release dated March 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC., a Nevada corporation

Date: March 13, 2017	By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer